UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 23, 2007

FEDERAL HOME LOAN BANK OF ATLANTA

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51845	56-6000442
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1475 Peachtree Street, NE

Atlanta, GA 30309

(Address of principal executive offices)

(404) 888-8000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2007, the Federal Home Loan Bank of Atlanta (the “Bank”) announced that Steven J. Goldstein has been named Interim Chief Financial Officer, effective April 23, 2007.

Mr. Goldstein, 55, served as senior vice-president and chief financial officer for the U.S. and international businesses of Royal Bank of Canada (“RBC”) from 2004 to 2006, responsible for the financial management and reporting of RBC’s four major U.S. and international businesses. From 2001 to 2004, Mr. Goldstein served as senior vice president-corporate treasury of RBC, responsible for RBC’s capital management, term funding, and the securitization of RBC’s assets, as well as corporate treasury financial reporting. Mr. Goldstein joined RBC following its June, 2001 acquisition of Centura Banks, Inc., a $12.0 billion commercial bank holding company, where he was the chief financial officer, a position he assumed upon joining Centura in 1997. Mr. Goldstein also served as chief executive officer, president and director of RBC Mortgage Company from 2005 through 2006, and as president and director of RBC Mortgage Risk Assumption, Inc. from 2005 to April, 2007, entities that are subsidiaries of RBC. Mr. Goldstein earned his B.B.A. (cum laude), M.B.A. and Ph.D. in finance, each from the University of Georgia.

Mr. Goldstein is currently manager of SJG Financial Consultants, LLC (“SJG”), a consulting firm the Bank has engaged to perform the usual and customary duties of chief financial officer, and such other assignments specified by the president of the Bank. The Bank will pay SJG a weekly fee of $7,500 for Mr. Goldstein’s services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Atlanta

Date: April 23, 2007	By:	/s/ Gregory N. Mayfield
Gregory N. Mayfield
Executive Vice President and General Counsel